[LETTERHEAD OF MOUNTAIN FINANCIAL HOLDING COMPANY]

                               September 29, 1998

Shareholders of Mountain Financial Holding Company

Dear Shareholder:

          The Board of Directors of Mountain Financial Holding Company (the "Company") has called a Special Meeting of the shareholders of the Company for 9:00 a.m., Colorado time, on October 28, 1998, at the Company's offices at 361
W. Highway 24, Woodland Park, Colorado. The Board is furnishing the accompanying Proxy Statement/Prospectus to all holders of the Company's Common Stock.

         The purpose of the Special Meeting is to consider and vote upon an Agreement and Plan of Reorganization dated May 14, 1998 among the Company, its wholly-owned subsidiary Mountain National Bank (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Vectra Bank Colorado, National Association (successor-in-interest to Bank Colorado, National Association)("Vectra Bank"), Val Cor's wholly-owned subsidiary, and Agreement of Merger between the Company and Val Cor and an Agreement of Merger between the Bank and Vectra Bank (collectively, the "Plan of Reorganization"). If the Plan of Reorganization is approved and all other conditions are met, the Plan of Reorganization will result in the merger of the Company into Val Cor, with Val Cor being the surviving corporation and the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association (collectively, the "Reorganization").

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PLAN OF REORGANIZATION AND DETERMINED THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF THE COMPANY, ITS SHAREHOLDERS, ITS EMPLOYEES AND THE COMMUNITY IT SERVES. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE PLAN OF REORGANIZATION. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE.

         Upon consummation of the Reorganization, Zions will issue up to a total of 608,000 shares of its Common Stock to the Company's shareholders. At the Effective Date (as defined) of the Reorganization, the shares of Company Common Stock will be canceled and immediately converted into the right for Company shareholders to receive 12.16 shares of Zions Common Stock in exchange for each share of Company Stock.

         The accompanying Proxy Statement/Prospectus details the terms and conditions of the propsed Plan of Reorganization and provides information concerning the Company, the Bank, Zions, Val Cor and Vectra Bank as well as the Plan of Reorganization. The Proxy Statement/Prospectus contains important information necessary for the shareholders to make a decision about how to vote at the Special Meeting. Please read it carefully.






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Shareholders of Mountain Financial Holding Company
September 29, 1998
Page 2

         Any holder of Company Common Stock may attend the Special Meeting and vote in person if he or she desires, even if he or she has already submitted a proxy.

         Consummation of the Plan of Reorganization is subject to approval by federal and state bank regulatory agencies, all of which approvals have been received, and to certain other conditions, including maintenance of the Company's financial condition. If approved, the Plan of Reorganization will most likely be consummated sometime in the fourth quarter of 1998.

         Instructions describing the procedure for receiving shares of Zions Common Stock are not included with the accompanying Proxy Statement/Prospectus. If the Plan of Reorganization is approved by the shareholders, on or shortly after the Effective Date of the Plan of Reorganization, Zions will send you instructions describing the procedure for exchanging your Mountain Financial Holding Company stock certificate for the Reorganization consideration. PLEASE DO NOT SEND YOUR CERTIFICATES TO THE COMPANY PRIOR TO RECEIVING THESE INSTRUCTIONS.

                                          Sincerely,

                                          /S/ James P. Oaks
                                          ---------------------
                                          James P.  Oaks

                                          President and Chief Executive Officer